Exhibit 99.1

NEWS RELEASE

September 17, 2007

Journal Register Company Announces Executive Promotions of Scott A. Wright and Julie A. Beck

YARDLEY, PA– Journal Register Company (NYSE: JRC) today announced the promotions of Scott A. Wright to the position of President and Chief Operating Officer, and Julie A. Beck to Executive Vice President and Chief Financial Officer, each effective October 1, 2007.

In his new position, Mr. Wright will take on the role of managing the day to day operations for all six of the Company’s clusters.  Located in the Corporate Offices in Yardley, Pennsylvania, he will also participate in planning, and developing the resources to achieve, the Company’s short and longer term goals and objectives.  Previously, Mr. Wright was Senior Vice President for the Company’s Michigan cluster.

Ms. Beck will continue to be principally responsible for the financial affairs of the Company.

“It is with great pleasure that I announce the promotions of Scott Wright to President and Chief Operating Officer and Julie Beck to Executive Vice President and Chief Financial Officer,” said James W. Hall, Acting Chief Executive Officer of the Company.  “Scott’s and Julie’s leadership skills, experience and expertise make them uniquely qualified to assume these important roles.”

Ms. Beck joined Journal Register in January 2006 after serving at Norwood Promotional Products, Inc., Indianapolis, Indiana since 2003 as Senior Vice President and Chief Financial Officer. From September 1999 to September 2003 she was Vice President of Finance for the Inland Paperboard and Packaging subsidiary of Temple-Inland, Inc., also in Indianapolis. From March of 1986 to September of 1999 she was with Rockwell Corporation in a series of positions of increasing responsibility, lastly as Director of Finance, Rockwell Automation, in Milwaukee, Wisconsin. Ms. Beck has also worked for NCR Corporation and Deloitte. Ms. Beck is a Certified Public Accountant, and graduated with distinction from the University of Wisconsin with a Bachelor in Business Administration degree in Accounting.

Mr. Wright, has extensive newspaper industry experience starting in 1987 and most recently has been the President and Publisher at Suburban Community Newspapers located in Memphis, Tennessee. From 2004 to 2006, Mr. Wright was Publisher of Star Community Newspapers in Plano, Texas. In 2003 and 2004, Mr. Wright was Vice President and General Manager at the Oakland Press in Pontiac, Michigan under 21st Century Newspapers. Mr. Wright was Advertising Director from 1999 to 2000 at The Suburban Journals of Greater St. Louis while it was owned by Journal Register Company and Vice President from 2001 to 2003 at The Suburban Journals of Greater St. Louis while it was owned by Pulitzer Inc. From 1998 to 1999 Mr. Wright was Corporate Advertising Director for Ottaway Newspapers, Inc. in Campbell Hall, New York and from 1993 - 1997 he was the Advertising Director for Ottaway Newspaper's Joplin Globe in Joplin, Missouri.  Mr. Wright graduated with a Bachelor of Science degree in Communications from the University of Southern Indiana.

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For more information:	Journal Register Company
	Judy Brenna	790 Township Line Road
	Director of Investor Relations	Yardley, PA 19067
	Tel: (215) 504-4200	Fax: (215) 504-4201

About Journal Register Company

Journal Register Company is a leading U.S. media company. Journal Register Company owns 22 daily newspapers and 346 non-daily publications. Journal Register Company currently operates 227 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.JournalRegister.com. All of the Company’s operations are strategically clustered in six geographic areas: Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of 19 premier employment Web sites.

Safe-Harbor

This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, the extent or timing of cost savings, charges, the extent of employees impacted, and statements about the future performance, operations, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the success of the Company's acquisitions, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures including competition from non-newspaper forms of media, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates, the ability of the Company to access credit markets under satisfactory terms, changes in performance that affect financial covenant compliance or funds available for borrowing, technological changes, the adoption of new accounting standards or changes in accounting standards. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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